Exhibit 4.1

Specimen Common Stock Certificate

Common Stock

Not Valid Unless Countersigned By Transfer Agent

NUMBER	Duska Therapeutics, Inc.	SHARES

	AUTHORIZED STOCK: 50,000,000 CUSIP # 266899 10 3	PAR VALUE $.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

transferable on the books of the Corporation in person or duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

	/s/ Sanford J. Hillsberg		Countersigned:
	Secretary		HOLLADAY STOCK TRANSFER, INC. 2939 North 67th Place Scottsdale, AZ 85251 (480) 481-3940
Seal

	/s/ A. Pelleg	By
	President		Authorized Signature